Company Contact:	Investor Relations Contact:
Senesco Technologies, Inc.	FD
Jack Van Hulst	Brian Ritchie
Chief Executive Officer	(brian.ritchie@fd.com)
(jvanhulst@senesco.com)	(212) 850-5600
(732) 296-8400

SENESCO ANNOUNCES REDEMPTION OF ALL OUTSTANDING YA GLOBAL DEBENTURES AND SERIES A WARRANTS

NEW BRUNSWICK, N.J. – March 4, 2010 -- Senesco Technologies, Inc. ("Senesco" or the "Company") (NYSE Amex: SNT) reported today the redemption of all of the outstanding convertible debentures and Series A warrants held by YA Global Investments, LP (YA Global). The redemption amount, including accrued interest, paid by Senesco to YA Global was $2,194,845.

“This transaction significantly improves our capital structure by eliminating the potential for approximately 16,000,000 shares of future dilution and, as with the recently completed Stanford agreement, should enable us to more easily identify suitable financing,” said Harlan Waksal, M.D., Senesco’s Chairman of the Board.  “We are confident that we have taken the appropriate steps to enhance our attractiveness as an investment opportunity, and look forward to the continued development of  SNS-01, our multiple myeloma drug candidate.”

Senesco utilized funds secured in the recent $3 million credit facility from JMP Securities in order to complete this transaction.

About Senesco Technologies, Inc.

Senesco Technologies, Inc. is a U.S. biotechnology company, headquartered in New Brunswick, NJ. Senesco has initiated preclinical research to trigger or delay cell death in mammals (apoptosis) to determine if the technology is applicable in human medicine. Accelerating apoptosis may have applications to development of cancer treatments. Delaying apoptosis may have applications to certain inflammatory and ischemic diseases. Senesco takes its name from the scientific term for the aging of plant cells: senescence. Delaying cell breakdown in plants extends freshness after harvesting, while increasing crop yields, plant size and resistance to environmental stress. The Company believes that its technology can be used to develop superior strains of crops without any modification other than delaying natural plant senescence. Senesco has partnered with leading-edge companies engaged in agricultural biotechnology and earns research and development fees for applying its gene-regulating platform technology to enhance its partners’ products.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the ability of the Company to consummate additional financings; the ability of the Company to file an IND for SNS-01, its multiple myeloma drug candidate; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and joint ventures; the success of the Company's license agreements; the successful conversion of the Company’s letter of intent into a license agreement; the acceptance by the market of the Company’s products; success of the Company’s preliminary studies and preclinical research; competition and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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